PRESS RELEASE

Date:	October 21, 2009

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2009 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available to common shareholders for the third quarter ended September 30, 2009 was $791,000, or $.12 for basic and diluted earnings per common share.  This compared to net income for the same period in 2008 of $359,000, or $.06 for basic and diluted earnings per common share. Annualized return on assets was .23% and return on average tangible common equity was 3.48% for the third quarter of 2009 compared to .11% and 1.77% respectively, for the same period last year.

Net income available to common shareholders for the nine months ended September 30, 2009 was $3.0 million, or $.44 for basic and diluted earnings per common share. This compared to net income for the comparable period in 2008 of $2.7 million, or $.58 for basic and diluted earnings per share.  Annualized return on average assets was .28% and return on average tangible common equity was 4.39% for the first nine months of 2009 compared to .34% and 4.91% respectively, for the same period last year.

“The economic environment continues to present significant challenges.  Despite the challenges, we continue to produce income while managing difficult issues,” said David W. Heeter, President and CEO.

Assets totaled $1.4 billion at September 30, 2009, an increase from December 31, 2008 of $8.3 million, or 0.6%. Gross loans, excluding loans held for sale, decreased $44.1 million, or 3.9%.  Increases in commercial loans of $4.4 million, or 1.3% were offset by decreases in consumer loans of $2.7 million, or 1.0% and residential mortgage loans held in the portfolio of $45.8 million, or 8.6%. Residential mortgage loans held for sale increased $1.1 million and mortgage loans sold during the first nine months of 2009 totaled $142.9 million compared to $86.6 million sold in the first nine months of last year. Mortgage loan originations for the nine months ended September 30, 2009 were approximately $190 million, a 92% increase over the same time period in 2008.  Despite the increased originations, mortgage loan sales have led to a decrease in loan balances. Increases in investment securities available for sale of $40.0 million, or 51.8% primarily due to investments in highly rated municipal, corporate and mortgage-backed securities and cash and cash equivalents of $14.7 million helped offset the decreases in the loan portfolio.

Allowance for loan losses was $16.6 million at September 30, 2009, an increase of $1.5 million from December 31, 2008. Net charge offs for the quarter ended September 30, 2009 were $1.4 million, or .50% of average loans on an annualized basis compared to $253,000, or .09% of average loans for the comparable period in 2008.  Net charge offs for the first nine months of 2009 were $3.3 million, or .40% of average loans on an annualized basis compared to $1.3 million, or .20% of average loans for the comparable period in 2008.  On a linked quarter basis net charge offs increased from an annualized .36% of average loans for the quarter ended June 30, 2009 to .50% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 50.68% and 1.53%, respectively at September 30, 2009 compared to 57.05% and 1.49%, respectively at June 30, 2009.  Heeter commented, “Our allowance for loan losses continues to increase despite having to navigate through the current credit environment.”

Total deposits were $1.0 billion at September 30, 2009 an increase of $68.9 million, or 7.2% from December 31, 2008. This increase was due primarily to increases in certificates of deposit of $65.4 million and transactional deposits of $3.5 million. Total borrowings decreased $59.6 million to $219.5 million at September 30, 2009 from $279.1 million at December 31, 2008 primarily due to the payment of maturing and variable rate FHLB advances.

Stockholders’ equity was $130.9 million at September 30, 2009, an increase of $422,000, or 0.3% from December 31, 2008. The increase was due primarily to net income of $4.4 million and Employee Stock Ownership Plan (ESOP) shares earned of $163,000.  These increases were partially offset by decreases in accumulated other comprehensive income of $537,000 from a loss of $2.0 million at December 31, 2008 to a loss of $2.6 million at September 30, 2009 due to increased discount rates used to price trust preferred securities in an inactive market.  Other decreases include dividend payments of $2.5 million to common shareholders and $1.0 million to preferred shareholders.  The Bank’s risk-based capital ratio is well in excess of “well-capitalized” levels as defined by all regulatory standards.

Net interest income before the provision for loan losses increased $407,000 from $9.8 million for the three months ended September 30, 2008 to $10.2 million for the three months ended September 30, 2009. The primary reason for the increase was an increase in average earning assets of $86.9 million due to the acquisition of MFB Corp in the third quarter of 2008.  This increase was partially offset by a decrease in net interest margin of 10 basis points to 3.21% in the third quarter 2009 compared to 3.31% for the third quarter 2008.

Net interest income before the provision for loan losses increased $8.0 million from $23.0 million for the nine months ended September 30, 2008 to $30.9 million for the nine months ended September 30, 2009. As mentioned above, the primary reason for the increase was an increase in average earning assets of $307.7 million due to the acquisition of MFB Corp in the third quarter of 2008.   In addition, net interest margin increased 7 basis points to 3.22% for the nine months ended September 30, 2009 compared to 3.15% for the comparable period in 2008.

The provision for loan losses for the third quarter of 2009 was $1.7 million, an increase from $738,000 for last year’s comparable period.  The increase was due primarily to an increased loan portfolio, increased net charge offs, increased non-performing loans and increased delinquencies over the comparable period in 2008.  Non-performing loans to total loans at September 30, 2009 were 3.02% compared to 2.60% at June 30, 2009.  This increase in non-performing loans was primarily due to an increased level of non-performing residential property loans.  Non-performing assets to total assets were 2.74% at September 30, 2009 compared to 2.41% at June 30, 2009.

The provision for loan losses for the first nine months of 2009 was $4.9 million, an increase from $2.6 million for last year’s comparable period.  This increase was due primarily to the above mentioned reasons.

Non-interest income increased $2.5 million to $3.6 million for the three months ended September 30, 2009 compared to the same period in 2008. The increase was primarily due to an increase in gain on sale of investments of $2.8 million due to an impairment charge on securities taken in the third quarter of 2008 with no similar impairment charges taken in the current period.  Other increases in the quarter included increases in service fees on transaction accounts of $141,000, increases in commission income of $119,000 and increases in cash surrender value of life insurance of $28,000.  Most of these other increases are due to the acquisition of MFB Corp which occurred in the third quarter of 2008.   These increases were partially offset by a decrease in gains on sales and servicing of loans sold of $530,000 and a decrease in other income of $19,000.

For the nine month period ended September 30, 2009 non-interest income increased $6.0 to $11.4 million compared to $5.3 million for the same period in 2008. The reasons for the increases are primarily due to the acquisition of MFB Corp in the third quarter 2008 and the impairment charge taken in the third quarter of 2008.

Non-interest expense increased $813,000 to $10.9 million for the three months ended September 30, 2009 compared to $10.1 million for the same period in 2008.  Increases in current quarter non-interest expense compared to the same period in 2008 include increases in salaries and employee benefits of $545,000 which was primarily due to commissions paid for mortgage origination.  Other increases included increases in occupancy and equipment expense of $171,000, increases in data processing of $29,000, increases in deposit insurance of $222,000, increases in software subscriptions and maintenance of $68,000 and increases in intangible amortization of $84,000.  Most of the increases are due to the acquisition of MFB Corp which occurred in the third quarter of 2008. These increases were partially offset by decreases in professional fees of $71,000, decreases in marketing expense of $36,000 and decreases in other expenses of $199,000.

For the nine month period ended September 30, 2009 non-interest expense increased $9.1 million to $32.6 million compared to $23.5 million for the same period in 2008.  The reasons for the increase are due to the acquisition of MFB Corp in the third quarter of 2008.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	September 30,	December 31,
Selected Financial Condition Data(Unaudited):	2009	2008
	(000)	(000)

Total Assets	$1,397,154	$1,388,827

Cash and cash equivalents	54,406	39,703

Loans held for sale	2,658	1,541

Loans receivable, net	1,067,515	1,113,132

Investment securities held to maturity	9,011	9,676

Investment securities available for sale, at fair value	117,290	77,255

Total deposits	1,031,429	962,514

Total borrowings	219,488	279,104

Total stockholders' equity	130,937	130,515

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Operations Data (Unaudited):	2009	2009	2008	2009	2008
	(000)	(000)	(000)	(000)	(000)

Total interest income	$17,682	$18,136	$18,825	$54,474	$46,071
Total interest expense	7,439	7,824	8,989	23,527	23,075

Net interest income	10,243	10,312	9,836	30,947	22,996
Provision for loan losses	1,650	1,750	912	4,850	2,257
Net interest income after provision
for loan losses	8,593	8,562	8,924	26,097	20,739

Non-interest income
Fees and service charges	1,956	1,877	1,815	5,522	4,340
Net gain (loss) on sale of investments	60	358	(2,770)	219	(2,633)
Equity in losses of limited partnerships	(78)	(78)	(45)	(233)	(92)
Commissions	710	860	591	2,198	1,190
Net gain (loss) on loan sales	582	678	1,112	2,364	1,479
Increase in cash surrender value of life insurance	385	413	357	1,183	909
Other income	33	38	52	121	148
Total non-interest income	3,648	4,146	1,112	11,374	5,341

Non-interest expense
Salaries and benefits	5,823	5,688	5,278	16,970	12,988
Occupancy and equipment	1,424	1,344	1,253	4,195	3,250
Data processing fees	388	361	359	1,103	869
Professional fees	310	327	381	972	821
Marketing	408	362	444	1,133	991
Deposit insurance	416	1,045	194	1,849	306
Software subscriptions and maintenance	367	345	299	1,045	635
Intangible amortization	372	397	288	1,166	402
Other expenses	1,439	1,441	1,639	4,196	3,246
Total non-interest expense	10,947	11,310	10,135	32,629	23,508

Income before taxes	1,294	1,398	(99)	4,842	2,572
Income tax provision	52	83	(458)	489	(176)
Net income	1,242	1,315	359	4,353	2,748
Preferred stock dividends and amortization	451	451		1,353
Net income available to common shareholders	$791	$864	$359	$3,000	$2,748

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		9/30/2009			9/30/2008
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$31,855	$8	0.10%	$13,985	$44	1.26%
Mortgage-backed securities:
Available-for-sale	85,677	872	4.07	36,964	512	5.54
Held-to-maturity	9,255	141	6.09	3,643	127	13.94
Investment securities:
Available-for-sale	26,975	385	5.71	29,535	295	4.00
Loans receivable	1,104,330	16,184	5.86	1,089,002	17,603	6.47
Stock in FHLB of Indianapolis	18,632	92	1.98	16,723	244	5.84
Total interest-earning assets (3)	1,276,724	17,682	5.54	1,189,852	18,825	6.33
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	126,134			140,950
Total assets	$1,402,858			$1,330,802

Interest-Bearing Liabilities:
Demand and NOW accounts	$168,341	210	0.50	$159,891	433	1.08
Savings deposits	85,941	64	0.30	75,793	71	0.37
Money market accounts	46,852	140	1.20	43,906	226	2.06
Certificate accounts	636,664	4,674	2.94	547,817	5,159	3.77
Total deposits	937,798	5,088	2.17	827,407	5,889	2.85
Borrowings	220,433	2,351	4.27	280,693	3,101	4.42
Total interest-bearing accounts	1,158,231	7,439	2.57	1,108,100	8,990	3.25
Non-interest bearing deposit accounts	95,128			89,338
Other liabilities	19,754			21,887
Total liabilities	1,273,113			1,219,325
Stockholders' equity	129,745			111,477
Total liabilities and stockholders' equity	$1,402,858			$1,330,802

Net earning assets	$118,493			$81,752

Net interest income		$10,243			$9,835

Net interest rate spread			2.97%			3.08%

Net yield on average interest-earning assets			3.21%			3.31%

Average interest-earning assets to
average interest-bearing liabilities			110.23%			107.38%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial Data (Unaudited):	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Share and per share data:
Average common shares outstanding
Basic	6,845,697	6,837,751	6,188,036	6,836,345	4,723,430
Diluted	6,846,025	6,837,751	6,204,883	6,836,455	4,729,045
Per common share:
Basic earnings	$0.12	$0.13	$0.06	$0.44	$0.58
Diluted earnings	$0.12	$0.13	$0.06	$0.44	$0.58
Dividends	$0.12	$0.12	$0.16	$0.36	$0.48

Dividend payout ratio	100.00%	92.31%	266.67%	81.82%	82.76%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.23%	0.25%	0.11%	0.28%	0.34%
Return on average tangible common equity (ratio of netincome to average tangible common equity)(1)	3.48%	3.82%	1.77%	4.39%	4.91%
Interest rate spread information:
Average during the period(1)	2.97%	2.96%	3.08%	2.97%	2.91%

Net interest margin(1)(2)	3.21%	3.21%	3.31%	3.22%	3.15%

Efficiency Ratio	78.81%	78.23%	92.57%	77.10%	82.96%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	110.23%	110.24%	107.38%	110.09%	107.53%

Allowance for loan losses:
Balance beginning of period	$16,348	$15,590	$8,604	$15,107	$8,352
Charge offs:
One- to four- family	218	431	226	749	341
Multi-family	0	0	0	0	0
Commercial real estate	585	172	140	1,122	324
Construction or development	0	0	0	0	0
Consumer loans	779	721	462	2,160	1,551
Commercial business loans	0	26	0	83	30
Sub-total	1,582	1,350	828	4,114	2,246

Recoveries:
One- to four- family	0	17	5	94	42
Multi-family	0	0	0	0	0
Commercial real estate	35	143	314	178	314
Construction or development	0	0	0	0	0
Consumer loans	169	198	256	503	487
Commercial business loans	0	0	0	2	57
Sub-total	204	358	575	777	900

Net charge offs	1,378	992	253	3,337	1,346
Acquired with MFB Financial acquisition			2,954		2,954
Additions charged to operations	1,650	1,750	912	4,850	2,257
Balance end of period	$16,620	$16,348	$12,217	$16,620	$12,217

Net loan charge-offs to average loans (1)	0.50%	0.36%	0.09%	0.40%	0.20%

	September 30,	June 30,	September 30,
	2009	2009	2008

Total shares outstanding	6,984,754	6,984,754	6,994,754
Tangible book value per share	$13.22	$12.96	$12.47
Tangible common equity to tangible assets	6.85%	6.79%	6.40%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$16,100	$13,186	$6,413
Commercial real estate	9,269	8,692	4,987
Consumer loans	3,501	2,788	1,502
Commercial business loans	2,192	2,852	4,350
Total non-accrual loans	31,062	27,518	17,252
Accruing loans past due 90 days or more	1,266	1,039	1,138
Restructured loans	463	100	103
Total nonperforming loans	32,791	28,657	18,493
Real estate owned	4,095	3,176	2,818
Other repossessed assets	1,440	1,499	1,671
Total nonperforming assets	$38,326	$33,332	$22,982

Asset Quality Ratios:
Non-performing assets to total assets	2.74%	2.41%	1.64%
Non-performing loans to total loans	3.02%	2.60%	1.63%
Allowance for loan losses to non-performing loans	50.68%	57.05%	66.06%
Allowance for loan losses to loans receivable	1.53%	1.49%	1.08%

(1)	Ratios for the three month and nine month periods have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.